UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2023

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.01 per share	HUBB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed in its Current Report on Form 8-K, filed on October 30, 2023, Hubbell Incorporated, a Connecticut corporation (“Hubbell”), and Hubbell Power Systems, Inc., a Delaware corporation and wholly owned subsidiary of Hubbell Incorporated (“HPS”), entered into a Stock Purchase Agreement (the “Agreement”), dated October 28, 2023, by and among HPS, Northern Star Parent Holdings, LLC, a Delaware limited liability company (“Seller”), and Hubbell, as guarantor. On December 12, 2023 (the “Acquisition Closing Date”), subject to the terms and conditions set forth in the Agreement, Hubbell, through HPS, purchased all the issued and outstanding capital stock of Northern Star Holdings, Inc., a Delaware corporation, from Seller (together with its subsidiaries, “Systems Control” and such acquisition, the “Systems Control Acquisition”) for $1.1 billion in cash, subject to customary adjustments (the “Purchase Price”), using a combination of cash on hand, commercial paper issuances and borrowings under its new loan agreement.

Item 1.01    Entry into a Material Definitive Agreement.

On December 8, 2023, Hubbell, as borrower, entered into a Term Loan Agreement (the “Term Loan Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent.

The Term Loan Agreement provides Hubbell with the ability to borrow up to $600 million on an unsecured basis to finance the Systems Control Acquisition, repay certain existing indebtedness of Systems Control and pay fees, costs and expenses in connection with the foregoing. The availability of the loans under the Term Loan Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including the consummation of the Systems Control Acquisition concurrently with the funding of such loans.

On the Acquisition Closing Date, Hubbell borrowed $600 million under the Term Loan Agreement (the “Loans”) to pay a portion of the Purchase Price. The Loans were made in a single borrowing and will be due and payable on December 8, 2026. The Loans bear interest based on the Adjusted Term SOFR Rate (as defined in the Term Loan Agreement), plus an applicable margin based on Hubbell’s credit ratings. Hubbell also paid to the lenders certain customary fees under the Term Loan Agreement.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first fiscal quarter-end date occurring on or after the effective date of the Term Loan Agreement, the ratio of total indebtedness to total capitalization shall not be greater than 65%. An event of default under the Term Loan Agreement may be triggered by, among other things, a failure to pay when due any principal on any loan under the Term Loan Agreement, failure to comply with certain covenants under the Term Loan Agreement, failure to make payments when due in respect of, or the acceleration of, other debt obligations in excess of $100 million, or a change of control of Hubbell. A default under the Term Loan Agreement would permit the lenders under the Term Loan Agreement to accelerate any outstanding loans.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01    Regulation FD Disclosure.

On December 12, 2023, Hubbell issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the completion of the Systems Control Acquisition.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01    Other Events.

On December 12, 2023, Hubbell completed the Systems Control Acquisition. Systems Control is a manufacturer of substation control and relay panels, as well as turnkey substation control building solutions.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Document Description

10.1*	Term Loan Agreement, dated as of December 8, 2023, by and among Hubbell Incorporated, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

99.1	Press Release dated December 12, 2023.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Hubbell hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that Hubbell may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
	Name:	Katherine A. Lane
	Title:	Senior Vice President, General Counsel and Secretary

Date: December 12, 2023